FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 23, 2009	Vito S. Pantilione, President and CEO
John F. Hawkins, Vice President and Interim CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES A 35%

INCREASE IN THIRD QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, October 23, 2009 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended September 30, 2009.

Parke Bancorp reported net income available to common shareholders of $1.5 million, or $0.36 per diluted common share, for the September 2009 quarter, compared to a net income of $1.1 million or $0.29 per diluted common share reported for the quarter ended September 30, 2008, an increase of 35.1%. The following is a recap of certain material pre-tax income and expense events that occurred during the third quarter: loan loss provision of $1.5 million and an other-than-temporary-impairment (OTTI) charge related to the collateralized mortgage obligation (CMO) and collateralized debt obligation (CDO) investment portfolios of $350,000. Net income available to common shareholders year-to-date was $3.8 million or $0.93 per diluted common share, compared to $3.4 million or $0.82 per diluted common share reported for the nine months ended September 30, 2008, an increase of 11.1%.

At September 30, 2009, Parke Bancorp’s total assets increased to $655.4 million from $602.0 million at December 31, 2008, an increase of $53.4 million or 8.9%.

At September 30, 2009, Parke Bancorp’s total net loans increased to $583.8 million from $539.9 million at December 31, 2008, an increase of $43.9 million or 8.1%. The change reflects an increase in commercial loans of $36.6 million, mortgage loans of $7.8 million and consumer loans of $2.6 million. This change is inclusive of an increase in the allowance for loan losses of $3.1 million.

At September 30, 2009, the Company had $26.3 million in non-performing loans or 4.0% of total assets, an increase from $8.2 million at December 31, 2008. The three largest relationships in non-performing loans are $6.2 million, $5.4 million, and $4.5 million. We are aggressively managing all loan relationships, and where necessary, we will apply our loan work-out experience to protect our collateral position and actively negotiate with borrowers to resolve these non-performing loans. Specific allowances for loan losses have been established in the amount of $2.6 million on non-performing loans totaling $11.4 million.

At September 30, 2009, Parke Bancorp’s allowance for loan losses increased to $10.9 million from $7.8 million at December 31, 2008, an increase of $3.1 million or 40.3%. The ratio of allowance for loan losses to total loans increased to 1.84% at September 30, 2009 from 1.42% at December 31, 2008.

Parke Bancorp’s total investment securities at September 30, 2009, decreased to $31.6 million from $34.4 million at December 31, 2008, a decrease of $2.8 million or 8.2%. For the quarter ended September 30, 2009 Parke Bancorp recognized an OTTI charge of $350,000 on the CMO and CDO portions of the investment portfolio. On a year-to-date basis, an OTTI charge of $1.5 million has been recognized by the Company.

At September 30, 2009 Parke Bancorp’s total deposits increased to $531.2 million from $495.3 million at December 31, 2008, an increase of $35.9 million or 7.2%. The increase consists of the following: savings increased $64.3 million, money market and demand deposits increased $21.3 million, certificate of deposits increased $15.7 million, offset by a decrease in brokered deposits of $65.4 million. The decline in brokered deposits is a direct result of the increase in core deposits.

At September 30, 2009, Parke Bancorp’s total borrowings decreased to $55.8 million from $61.9 million at December 31, 2008, a decrease of $6.1 million or 9.9%. The decline in borrowings is related to the growth in deposits.

Parke Bancorp’s total equity increased to $62.7 million at September 30, 2009 from $40.3 million at December 31, 2008, an increase of $22.4 million or 55.5%. The Company was the recipient of $16.3 million in TARP funding on January 30, 2009. This infusion of capital, the $2.1 million change in comprehensive income related to the investment portfolio, and strong earnings represented the majority of the increase.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“In October, Parke Bank suffered the loss of a great friend with the unexpected passing of our CFO, Steve Meddick. We will miss his enthusiasm, commitment and vision. During his tenure, Steve enhanced our financial reporting and strengthened our accounting team. We are very fortunate that one of Steve’s changes to our accounting team was to hire John Hawkins, who is now our Interim CFO. John has been intricately involved in all of our financial reporting and will continue to provide prompt and accurate reporting for Parke Bancorp.”

“Although many challenges remain in the banking industry and the real estate market, we are pleased with our continued strong core earnings. We have the earnings, capital and reserves to work through the challenges in the economy and the real estate market. Parke Bank enjoyed more than an 8% growth in our loan portfolio since December 31, 2008, despite more than $10 million in construction loan payoffs in the third quarter. There are many signs that the real estate market is starting to show signs of a recovery.

However, industry experts are forecasting continued challenges in the commercial real estate market through 2010. In response to those forecasts, we have maintained a conservative approach to these challenges by carefully monitoring our loan portfolio and loan loss allowance. At September 30, 2009, our allowance for loan losses was 1.84% of our loan portfolio. Parke Bank’s Net Interest Margin continues to improve and we have maintained very tight controls on our non-interest expenses, which is a major factor in generating an 11.5% Return on Average Equity for our common shareholders.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data

	September 30, 2009	December 31, 2008	% Change
	(in thousands)
Total Assets	$655,412	$601,952	8.9%
Cash and cash equivalents	19,206	7,270	164.2%
Investment securities	31,580	34,412	-8.2%
Loans, net	583,754	539,883	8.1%
Deposits	531,182	495,327	7.2%
Borrowings	55,841	61,943	-9.9%
Shareholders’ equity	62,664	40,301	55.5%

Operating Ratios

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Return on average assets	0.89%	0.78%	0.78%	0.87%
Return on average common equity	13.02%	11.03%	11.56%	11.80%
Interest rate spread	3.76%	3.04%	3.58%	2.92%
Net Interest margin	4.02%	3.42%	3.84%	3.33%
Efficiency ratio	32.11%	42.12%	37.72%	39.31%

Asset Quality Data

	September 30,	December 31,
	2009	2008
	(in thousands)
Allowance for loan losses	$10,915	$7,777
Allowance for loan losses to total loans	1.84%	1.42%
Non-accrual loans	$26,363	$8,223
Repossessed assets	$188	$972

Statements of Income Data

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in thousands)
Interest and dividend income	$10,128	$9,255	$30,109	$27,091
Interest expense	3,765	4,667	12,436	14,449
Net interest income	6,363	4,588	17,673	12,642
Provision for loan losses	1,450	595	3,200	1,519
Net interest income after provision for loan losses	4,913	3,993	14,473	11,123
Non-interest income (loss)	(159)	(191)	(990)	(199)
Non-interest expense	1,992	1,852	6,293	5,290
Income before income taxes	2,762	1,950	7,190	5,634
Provision for income taxes	1,067	877	2,787	2,260
Net income	1,695	1,073	4,403	3,374
Preferred stock dividend and discount	245	0	655	0
Net income available to common shareholders	1,450	1,073	3,748	3,374

Basic income per common share	0.36	0.29	0.93	0.90
Diluted income per common share	0.36	0.27	0.93	0.82

Weighted shares - basic	4,033,138	3,760,695	4,030,754	3,732,464
Weighted shares - diluted	4,063,090	4,028,033	4,036,070	4,114,351